EXHIBIT 99.1

Hardinge Inc.	Contact:
One Hardinge Drive	Edward Gaio
Elmira, N.Y. 14902	Vice President and CFO
(607) 378-4207

Hardinge Inc. Announces Fourth Quarter

Net Income of $1.9 Million

ELMIRA, N.Y. — February 17, 2011 — Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced metal-cutting solutions, today announced results for its fourth quarter ended December 31, 2010.

Performance Summary:

•                  Sales were $82.0 million for the quarter, a 45% increase compared to the prior year

•                  Orders were $83.0 million for the quarter, a 63% increase compared to the prior year

•                  Cash flow from operations was $17.1 million in the fourth quarter 2010

The Company reported net income of $1.9 million, or $0.17 per basic and diluted share for the fourth quarter, compared with a net loss of ($8.3) million, or ($0.73) per basic and diluted share for the same period of 2009. EBITDA was $4.9 million for fourth quarter 2010, improved from a loss of ($4.4) million in the fourth quarter 2009.

“Significant order growth continued into the fourth quarter with gains in all three of our major market areas illustrating our ability to participate in the continuing rebound in global manufacturing,” said Richard L. Simons, President and Chief Executive Officer. “European order activity was particularly robust with the strongest level of new bookings since the third quarter 2008, while product demand in China remained strong. The combination of improving sales activity and our actions to reduce operating costs enabled the Company to achieve net income for the quarter.”

“We are encouraged by the upward trend for global machine tool demand in 2010 and expect those trends to continue in the coming year across all of our key markets,” said Mr. Simons. “We expect first quarter 2011 sales to be significantly stronger than the same quarter of last year, while somewhat lower than the fourth quarter of 2010 reflecting the impact of the Chinese New Year on Asian manufacturing, as well as long build times for some of the orders received.”

“We are convinced that the steps we took over the past several years to restructure our operations and reduce fixed costs will enable us to continue to compete effectively in the global marketplace.  Based upon the growth of our order rate, increased backlog and the more positive market outlook, we are confident that 2011 will be a profitable year for Hardinge, a much improved outlook from a year ago at this time,” Mr. Simons said.

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The following tables summarize orders and sales by geographic region for the quarter and year ended December 31, 2010 and 2009:

	Quarter Ended				Quarter Ended
Orders from	December 31,		%	Sales to	December 31,		%
Customers in:	2010	2009	Change	Customers in:	2010	2009	Change
North America	$19,161	$17,568	9%	North America	$15,314	$17,954	(15)%
Europe	32,027	12,016	167%	Europe	30,289	20,657	47%
Asia & Other	31,800	21,344	49%	Asia & Other	36,405	18,020	102%
	$82,988	$50,928	63%		$82,008	$56,631	45%

	Year Ended				Year Ended
Orders from	December 31,		%	Sales to	December 31,		%
Customers in:	2010	2009	Change	Customers in:	2010	2009	Change
North America	$67,213	$52,547	28%	North America	$58,438	$64,327	(9)%
Europe	90,618	50,254	80%	Europe	74,449	87,304	(15)%
Asia & Other	138,871	72,238	92%	Asia & Other	124,120	62,440	99%
	$296,702	$175,039	70%		$257,007	$214,071	20%

Customer orders in the fourth quarter of 2010 increased by $32.1 million over the same quarter of the prior year reflecting growing demand across all of our geographic markets. Demand was particularly strong in Europe and Asia with significant orders from a range of industries including consumer electronics, computer and automotive.

Orders during the fourth quarter included $6.7 million from a supplier to the consumer electronics industry in China. This customer has been a significant source of new business for the Company in 2010 with orders totaling $35.8 million.

Fourth quarter 2010 sales growth, like orders, was driven by strong demand in Europe and Asia from a variety of industries, including consumer electronics, computer and automotive. Sales for the fourth quarter 2010 and full year included $7.0 million and $27.6 million, respectively, to the supplier to the consumer electronics industry in China.

Fourth quarter 2010 gross profit was $19.7 million, an increase of $9.7 million, or 96% compared to the prior year fourth quarter. Gross margin for the quarter was 24.1% compared to 17.7% for the same period in 2009.The improvement in the Company’s fourth quarter 2010 gross margin was driven by the significant increase in volume, cost management and heavier price discounting in 2009.

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Selling, general and administrative (“SG&A”) expenses were $16.5 million or 20.1% of net sales for the fourth quarter 2010 compared to $14.9 million, or 26.2% of net sales for the prior year quarter.  The improvement in SG&A as a percentage of net sales is the direct result of our cost control efforts.  The $1.6 million increase in SG&A is primarily related to the Jones & Shipman acquisition and increased variable selling expenses on the higher sales volume.

During the fourth quarter of 2009, the Company recorded a one-time impairment charge of $1.7 million associated with certain machinery and equipment at its Elmira, NY facility.

The Company’s balance sheet remained strong at December 31, 2010, with cash of $30.9 million, and cash net of current debt of $28.7 million up from $18.5 million at December 31, 2009.

For the year ended December 31, 2010, the Company had a net loss of ($5.2) million, or ($0.46) per basic and diluted share, compared with a net loss of ($33.3) million, or ($2.93) per basic and diluted share for 2009. EBITDA for the full year 2010 was $4.3 million, improved from a loss of ($21.1) million for 2009.

Dividend Declared

The Company’s Board of Directors declared a cash dividend of $0.005 per share on the Company’s common stock, payable on March 10, 2011 to stockholders of record as of March 1, 2011.

Conference Call

The Company will host a conference call at 11:00 a.m. Eastern Time today to discuss the results for the quarter.  The call can be accessed live at 1-877-551-8082 (904-520-5770 for calls originating outside the U.S and Canada) or via the internet at http://www.videonewswire.com/event.asp?id=75947.  A recording of the call will be available approximately one hour after its conclusion at 888-284-7564 (904-596-3174 outside the U.S. & Canada) using the reference number: 2596911.  This telephone recording will be available through March 31, 2011. A transcript of the call will be available from the “Investor Relations” section of the Company’s website, www.hardinge.com, for one year.

Non-GAAP Measures

This release contains the non-GAAP measure EBITDA (Earnings Before Interest Tax Depreciation and Amortization).  Refer to the accompanying schedules for a discussion of this non-GAAP measure and reconciliation to the reported GAAP measure.

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Hardinge is a global designer, manufacturer and distributor of machine tools, specializing in SUPER PRECISION™ and precision CNC Lathes, high performance Machining Centers, high-end cylindrical and jig Grinding Machines, and technologically advanced Workholding & Rotary Products. The Company’s products are distributed to most of the industrialized markets around the world with approximately 77% of the 2010 sales outside of North America. Hardinge has a very diverse international customer base and serves a wide variety of end-user markets. This customer base includes metalworking manufacturers which make parts for a variety of industries, as well as a wide range of end users in the aerospace, agricultural, transportation, basic consumer goods, communications and electronics, construction, defense, energy, pharmaceutical and medical equipment, and recreation industries, among others. The Company has manufacturing operations in the Switzerland, Taiwan, United States, China and United Kingdom. Hardinge’s common stock trades on the NASDAQ Global Select Market under the symbol, “HDNG.” For more information, please visit http://www.hardinge.com.

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. The Company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

– Financial Tables Follow –

HARDINGE INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2010	2009
	(In Thousands Except Share and Per Share Data)
Assets
Cash and cash equivalents	$30,945	$20,419
Restricted cash	5,225	4,213
Accounts receivable, net	45,819	39,936
Notes receivable, net	1,753	2,364
Inventories, net	105,306	97,266
Deferred income taxes	1,364	732
Prepaid expenses	11,518	9,375
Total current assets	201,930	174,305

Property, plant and equipment	156,709	144,635
Less accumulated depreciation	100,081	89,924
Net property, plant and equipment	56,628	54,711

Notes receivable, net	35	157
Deferred income taxes	451	446
Intangible assets	13,642	10,527
Pension assets	2,111	2,032
Other long-term assets	50	26
Total non-current assets	16,289	13,188

Total assets	$274,847	$242,204

Liabilities and shareholders’ equity
Accounts payable	$33,533	$16,285
Notes payable to bank	1,650	1,364
Accrued expenses	23,934	17,777
Customer deposits	10,468	4,400
Accrued income taxes	3,656	1,535
Deferred income taxes	2,546	2,832
Current portion of long-term debt	617	563
Total current liabilities	76,404	44,756

Long-term debt	2,777	3,095
Accrued pension liability	29,125	22,082
Accrued postretirement benefits	2,274	2,472
Accrued income taxes	2,106	2,377
Deferred income taxes	2,516	4,030
Other liabilities	1,743	1,862
Total non-current liabilities	40,541	35,918
Common Stock - $0.01 par value
Issued shares -12,472,992 at December 31, 2010 and 2009	125	125
Additional paid-in capital	114,183	114,387
Retained earnings	53,637	59,103
Treasury shares — 865,703 shares at December 31, 2010 and 939,240 shares at December 31, 2009	(11,022)	(11,978)
Accumulated other comprehensive income (loss)	979	(107)
Total shareholders’ equity	157,902	161,530

Total liabilities and shareholders’ equity	$274,847	$242,204

HARDINGE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net sales	$82,008	$56,631	$257,007	$214,071
Cost of sales	62,266	46,581	195,717	173,275
Gross profit	19,742	10,050	61,290	40,796

Selling, general and administrative expenses	16,494	14,852	65,650	68,000
(Gain) loss on sale of assets	(85)	135	(1,045)	240
Other expense (income)	67	(91)	(560)	556
Impairment charge	—	1,650	(25)	1,650
Income (loss) from operations	3,266	(6,496)	(2,730)	(29,650)

Interest expense	92	221	426	1,926
Interest (income)	(3)	(19)	(90)	(114)
Income (loss) before income taxes	3,177	(6,698)	(3,066)	(31,462)

Income taxes	1,253	1,586	2,168	1,847
Net income (loss)	$1,924	$(8,284)	$(5,234)	$(33,309)

Per share data:

Basic earnings (loss) per share:	$0.17	$(0.73)	$(0.46)	$(2.93)
Weighted average number of common shares outstanding (in thousands)	11,409	11,373	11,409	11,372

Diluted earnings (loss) per share:	$0.17	$(0.73)	$(0.46)	$(2.93)
Weighted average number of common shares outstanding (in thousands)	11,586	11,373	11,409	11,372

Cash dividends declared per share	$0.005	$0.005	$0.02	$0.025

HARDINGE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2010	2009
	(In Thousands)
Operating activities
Net (loss) income	$(5,234)	$(33,309)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Non-cash — inventory write down	—	8,127
Impairment charge	(25)	1,650
Depreciation and amortization	7,042	8,504
Debt issuance amortization	310	1,341
Provision for deferred income taxes	(1,983)	347
(Gain) loss on sale of assets	(1,045)	240
(Gain) on purchase of Jones & Shipman	(647)	—
Unrealized intercompany foreign currency transaction loss (gain)	615	(140)
Changes in operating assets and liabilities:
Accounts receivable	(1,414)	21,009
Notes receivable	805	(580)
Inventories	622	41,474
Prepaids/other assets	(3,077)	(2,186)
Accounts payable	12,520	(3,574)
Accrued expenses	9,388	(12,744)
Accrued postretirement benefits	(741)	(1,010)
Net cash provided by operating activities	17,136	29,149

Investing activities
Capital expenditures	(3,728)	(3,178)
Proceeds on sale of assets	1,576	125
Purchase of Land Use Rights	(2,594)	—
Purchase of Jones & Shipman, net of cash acquired	(3,014)	—
Purchase of technical information	—	(142)
Net cash (used in) investing activities	(7,760)	(3,195)

Financing activities
Borrowings under short-term notes payable to bank	10,416	11,357
Repayments of short-term notes payable to bank	(10,272)	(10,038)
(Decrease) in long-term debt	(571)	(24,545)
Debt issuance fees paid	(111)	(739)
Dividends paid	(232)	(288)
Net cash (used in) financing activities	(770)	(24,253)

Effect of exchange rate changes on cash	1,920	856
Net increase in cash	10,526	2,557

Cash and cash equivalents at beginning of year	20,419	17,862

Cash and cash equivalents at end of year	$30,945	$20,419

HARDINGE INC. AND SUBSIDIARIES

Reconciliation of Net Income (Loss) to EBITDA

The following table provides a reconciliation of the Company’s reported net (loss) income to EBITDA for the three months and year ended December 31, 2010 and 2009, respectively:

		Quarter Ended			Year Ended
		December 31,			December 31,
		2010	2009	$ Change	2010	2009	$ Change
		(In thousands)
GAAP Net Income (Loss)		$1,924	$(8,284)	$10,208	$(5,234)	$(33,309)	$28,075
Plus:	Interest expense net of interest income	89	202	(113)	336	1,812	(1,476)
	Taxes	1,253	1,586	(333)	2,168	1,847	321
	Depreciation and amortization	1,678	2,051	(373)	7,042	8,504	(1,462)
EBITDA (1)		$4,944	$(4,445)	$9,389	$4,312	$(21,146)	$25,458

(1)          EBITDA, a non-GAAP financial measure, is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is used by management to internally measure our operating and management performance and by investors as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliation, we believe provides additional information that is useful to gain an understanding of the factors and trends affecting our business.